EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-100179 and 333-273482 on Form S-8 of our report dated June 10, 2025 relating to the financial statements and supplemental schedule of Northrop Grumman Financial Security and Savings Program, appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 10, 2025